                                                                    EXHIBIT 99.1

                   (Sterling Financial Corporation Letterhead)



                                                              May 9, 2000



Dear Shareholder:

         The 2000 Annual Meeting of Shareholders of Sterling Financial Corporation will be held at 9:00 a.m. on Tuesday, June 13, 2000, at the Liberty Place Theater and Conference Center (the former headquarters of Armstrong World Industries), 313 West Liberty Street, Lancaster, Pennsylvania. You are cordially invited to attend the Annual Meeting as well as a breakfast which will be held at the Liberty Place Theater and Conference Center at 8:00 a.m.

         We ask you to approve the merger of Sterling with Hanover Bancorp, Inc. The merger is described in the materials we are sending to you and provides for Hanover's subsidiary, Hanover Bank and Trust Company, to become a wholly owned subsidiary of Sterling after the merger. We are also asking shareholders to elect five Class of 2003 Directors and to ratify the selection of Ernst & Young, LLP as the corporation's certified public accountants. We enclose Sterling's Notice of Annual Meeting, Proxy Statement and proxy card with this letter. We also enclose the 1999 Annual Report of Sterling Financial Corporation, Sterling's Annual Report on Form 10-K for the year ended December 31, 1999, Hanover's 1999 Annual Report to Shareholders and Hanover's Annual Report on Form 10-K for the year ended December 31, 1999.

         I hope you will take the opportunity to review the material in the Annual Report, which reflects a successful year in 1999. We will report on Sterling's 1999 business results and other matters of interest to shareholders at this meeting.

         It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend or regardless of the number of shares you own. We urge you to sign and date the enclosed proxy and return it in the enclosed envelope as soon as possible. If you do attend the meeting and wish to vote in person, you must give written notice to the Secretary of the corporation so that your proxy will be superseded by any ballot that you submit at the meeting.

         Please indicate on the enclosed business reply card whether or not you plan to attend the breakfast, and return it to Sterling Financial Corporation.

         We look forward to seeing you at the breakfast and Annual Meeting.

                                          Sincerely,


                                          John E. Stefan
                                          Chairman of the Board,
                                          President, and Chief Executive Officer